UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2023

GE HEALTHCARE TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-41528	88-2515116
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 W. Monroe Street Chicago, IL	60661
(Address of Principal Executive Offices)	(Zip Code)

(833) 735-1139

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2023, GE HealthCare Technologies Inc. (“GE HealthCare” or “we”) named James K. (Jay) Saccaro our Vice President and Chief Financial Officer, effective June 1, 2023. Mr. Saccaro will replace Helmut Zodl, who will cease to be our Chief Financial Officer and will become our Global Vice President, Special Projects and TSA Separation, effective June 1, 2023.

Mr. Saccaro, age 50, has served as Chief Financial Officer of Baxter International Inc. (“Baxter”) since July 2015. He held a variety of positions of increasing responsibility at Baxter from 2002 through 2013, including Vice President of Financial Planning and Analysis, Vice President of Finance for Baxter’s operations in Europe, the Middle East and Africa, Vice President of Strategy, and Corporate Vice President and Treasurer. Mr. Saccaro served as Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc. from 2013 to 2014 prior to rejoining Baxter as Special Assistant to the CEO in 2014. Prior to Baxter, he held strategy and business development positions at Clear Channel Communications and The Walt Disney Company.

The Talent, Culture, and Compensation Committee (the “Committee”) of the Board of Directors of GE HealthCare approved Mr. Saccaro’s compensation, effective June 1, 2023, after considering a variety of factors, including Mr. Saccaro’s experience and skills, data and advice from its independent compensation consultant, the compensation Mr. Saccaro will forfeit at his current employer, and GE HealthCare’s Total Rewards Philosophy. Mr. Saccaro’s pay components are consistent with those of GE HealthCare’s executives with total direct compensation consisting of a base salary, an annual cash incentive based on annual business goals, and a long-term incentive (“LTI”) based on long-term strategies, in addition to special sign-on awards.

As a result, Mr. Saccaro’s offer letter provides for an annual base salary equal to $875,000, target annual bonus opportunity equal to 100% of base salary, a target annual LTI award with a target grant date value equal to $3,800,000, and participation in GE HealthCare’s benefit plans, including its Restoration Plan and its US Severance and Change in Control Plan for CEO and Leadership Team. Mr. Saccaro’s 2023 annual LTI award was provided to replace the long-term incentives Mr. Saccaro was granted in 2023 and will forfeit from his prior employer. The terms of Mr. Saccaro’s 2023 annual LTI award will be consistent with the 2023 annual LTI awards provided to GE HealthCare’s executives earlier this year, consisting of (i) 50% performance stock units, scheduled to vest in the first quarter of 2026 after the Committee’s certification of performance results, and (ii) 25% restricted stock units (“RSUs”) and 25% stock options, in each case, scheduled to vest 33% on September 1, 2024, 33% on September 1, 2025, and 34% on September 1, 2026. The offer letter also provides for a one-time Founders Grant, consistent with the Founders Grants provided to GE HealthCare’s executives earlier this year, with a grant date value equal to $1,900,000, consisting of 25% RSUs and 75% stock options, in each case, scheduled to vest 50% on February 1, 2025 and 50% on February 1, 2026. In consideration of a portion of the compensation he will forfeit from his prior employer, Mr. Saccaro will receive a cash sign-on payment equal to $350,000, subject to repayment if Mr. Saccaro resigns on or before the one-year anniversary of its payment or in the event Mr. Saccaro is found to have engaged in conduct that would give rise to a termination for cause, and a one-time sign-on equity award with a grant date value equal to $3,500,000, consisting of RSUs scheduled to vest 50% on June 1, 2024, and 50% on June 1, 2025. In addition, in consideration of a potential loss Mr. Saccaro may experience with respect to vested stock options granted by his prior employer, he will in certain circumstances receive a one-time contingent make-whole award based on the intrinsic value of his options (up to a maximum of $3,000,000), of which one-third will consist of a cash award (subject to the same repayment conditions as the sign-on payment) and two-thirds will be in the form of RSUs scheduled to vest 100% on the first anniversary of the date of grant. The make-whole award will be made solely in the event Mr. Saccaro is unable to exercise such vested stock options under applicable securities laws or insider trading polices of his prior employer within certain periods. As a condition to his employment, Mr. Saccaro will sign and abide by a GE HealthCare Protective Covenants Agreement and Employee Innovation and Proprietary Information Agreement.

There will be no changes to the compensation arrangements for Mr. Zodl in connection with his transition to the Global Vice President, Special Projects and TSA Separation role.

A copy of our press release, dated May 9, 2023, announcing the transition is attached hereto as Exhibit 99 and is incorporated herein by reference. The foregoing description of Mr. Saccaro’s offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, a copy of which will be filed as an exhibit to GE HealthCare’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and which will be incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit	Description
99	Press release of GE HealthCare Technologies Inc., dated May 9, 2023.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GE HealthCare Technologies Inc.
(Registrant)

Date: May 9, 2023	/s/ Frank R. Jimenez
Frank R. Jimenez, General Counsel and Corporate Secretary (authorized signatory)